Exhibit 5.1

April 29, 2022

Vyant Bio, Inc.

2 Executive Campus

2370 State Route 70, Suite 310

Cherry Hill, NJ 08002

Ladies and Gentlemen:

We are acting as counsel for Vyant Bio, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) for purposes of registering under the Securities Act of 1933 (the “Act) the resale of 5,796,733 shares of the Company’s common stock, par value $0.0001 per share, of which (i) 405,953 shares (the “Commitment Shares”) have been issued to Lincoln Park Capital Fund, LLC (“Lincoln Park”) and (ii) 5,390,780 shares (the “Purchase Shares” and together with the Commitment Shares, the “Shares”) are reserved for issuance pursuant to a purchase agreement between the Company and Lincoln Park, dated as of March 28, 2022 (the “Purchase Agreement”). This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation as currently in effect, (ii) the Company’s Bylaws as currently in effect, (iii) the Registration Statement and related Prospectus, (iv) the Purchase Agreement and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that (i) the Commitment Shares are duly authorized and validly issued, fully paid and non-assessable and (ii) the Purchase Shares have been duly authorized and, when issued and delivered by the Company in the manner described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware), and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP

Lowenstein Sandler LLP,